FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO Stock Option Awards and Restricted Stock Unit Awards
 On March 10, 2015, Ahmad Chatila, the chief executive officer, proposed and agreed with the Compensation Committee of SunEdison, Inc. (the “Company”) that 400,000 restricted stock units (“RSUs”), comprised of 200,000 RSUs in the Company and 200,000 RSUs in TerrraForm Power, Inc., originally identified for him be used instead to retain high potential and key talent within the organization.  The 400,000 RSU awards, representing a potential $11.5 million potential grant, were divided among 50 key emerging leaders below the executive staff level who are key contributors to the Company’s performance. The RSU awards granted to the 50 key emerging leaders are in amounts between 7,000 to 9,000 RSUs, with a vesting schedule that vests 50% in year three year and 50% in year four.  In return, on March 10, 2015, Mr. Chatila proposed and agreed with the Compensation Committee to lengthen the vesting period for 500,000 performance based stock options vesting on February 2016 to 250,000 vesting on December 31, 2017, 125,000 vesting on December 31, 2018 and 125,000 vesting on December 31, 2019.
In total, Mr. Chatila and the Compensation Committee have awarded $21.4 million in potential grants originally identified for Mr. Chatila to high potential and key talent below the executive staff level who are key contributors to the Company’s performance since 2011.
Further, on March 10, 2015, the Compensation Committee granted to Mr. Chatila, 100,000 performance-based options to purchase shares of common stock for an exercise price of $22.17 per share. The performance options will be earned if a stock price of $50 per share for 30 consecutive days is achieved prior to December 17, 2017.  Once earned, the options are subject to a vesting schedule of 50 percent of the shares vesting on December 31, 2018 and 50 percent of the shares vesting on December 31, 2019.  The term of each option is ten years from the grant date. The options were granted under and pursuant to the terms of the Company's 2010 Equity Incentive Plan.
Chief Executive Officer Employment Agreement Amendment
On March 10, 2015, the Company and Mr. Chatila entered into an amendment to his Employment Agreement dated February 4, 2009 (the "Agreement"). Pursuant to Mr. Chatila’s Agreement, the term of the Agreement was extended four years, to expire March 10, 2019.  The term will renew automatically for successive one-year terms after March 10, 2019 if not terminated earlier.  In addition, the Agreement reduces Mr. Chatila's severance period to one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	March 12, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary